Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-289121 on Form F-3 and Nos. 333-240248, 333-228053, 333-217073, 333-208728, 333-199835, 333-191625 and 333-185538 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our reports dated February 20, 2026, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A., and the effectiveness of internal control over financial reporting of Banco Bilbao Vizcaya Argentaria, S.A., included in this Annual Report (Form 20-F) of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2025.

/s/ Ernst & Young, S.L.

Madrid, Spain
February 20, 2026